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                                                                    EXHIBIT 4.02





                                November 9, 1999


Education Management Corporation
300 Sixth Avenue
Pittsburgh, PA  15222
Attention:  Robert T. McDowell

Ladies and Gentlemen:

         Reference is made to the Rights Agreement dated as of October 1, 1996 (as amended from time to time, the "Rights Agreement") between Education Management Corporation, a Pennsylvania corporation (the "Company") and ChaseMellon Shareholder Services, L.L.C., as successor to Mellon Bank, N.A., a national banking association, as Rights Agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Rights Agreement. To induce the Company to effect Amendment No. 1 to the Rights Agreement in substantially the form attached hereto as Exhibit A, each of the undersigned, intending to be legally bound hereby, agrees for the benefit of the Company and its successors and assigns as follows:

         1. The undersigned represent and warrant that they, together with any of their respective Affiliates and Associates, are deemed to be the Beneficial Owners of 5,922,600 Common Shares of the Company in the aggregate as of the date hereof, and that such Common Shares are being held for investment purposes only. None of the undersigned has the present intention of seeking to change or influence control of the Company. Baron Capital Group, Inc. and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Baron Capital Group, Inc. and Ronald Baron. BAMCO, Inc. and Baron Capital Management, Inc. disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc., Baron Capital Management, Inc. and their Affiliates.

         2. During the term of the Rights Agreement, the undersigned will not, directly or indirectly (through any Affiliate, Associate or client of the undersigned), acquire, offer to acquire or agree to acquire by purchase or otherwise any additional Common Shares or other securities of the Company, if immediately before or after giving effect to the consummation of such acquisition, any of the undersigned or their respective Affiliates or Associates is or would become an Acquiring Person.




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Education Management Corporation
November 9, 1999
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         3. During the term of the Rights Agreement, the undersigned will not, directly or indirectly (through any Affiliate, Associate or client), seek to have this letter agreement or the Rights Agreement (including any amendment thereto) declared terminated, inapplicable to the undersigned, or unenforceable.

         4. Each of the undersigned acknowledges that monetary damages would not be a sufficient remedy for any breach of this letter agreement by the undersigned or its or his respective Affiliates, Associates or representatives and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for the breach of this letter agreement by the undersigned or its or his respective Affiliates, Associates or representatives, but shall be in addition to all other remedies available at law or in equity to the Company. This letter agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania applicable to agreements made and wholly performed in the Commonwealth of Pennsylvania. Each of the undersigned hereby irrevocably submits itself or himself to the exclusive jurisdiction of the United States District Court located in the Western District of Pennsylvania, or the state courts of the Commonwealth of Pennsylvania located in Pittsburgh, Pennsylvania, for the purpose of any proceeding in connection with this letter agreement or to enforce a resolution, settlement, order or award made regarding this letter agreement.


                                            Very truly yours,


                                            /s/ Ronald Baron
                                            -----------------------------------
                                            Ronald Baron, in his individual
                                            capacity and as Chairman and
                                            Chief Executive Officer of

                                            BARON CAPITAL GROUP, INC.

                                            BAMCO, INC.

                                            BARON CAPITAL MANAGEMENT, INC.

Accepted:
EDUCATION MANAGEMENT CORPORATION


By: /s/ Robert T. McDowell
   ----------------------------------
   Robert T.. McDowell
   Executive Vice President and
   Chief Financial Officer


Date: November 9, 1999